Exhibit 99.1

FOR IMMEDIATE RELEASE October 1, 2007	Contact: Richard E. Leone Manager — Investor Relations rleone@rtiintl.com 330-544-7622
RTI INTERNATIONAL METALS, INC. SIGNS $240 MILLION CREDIT FACILITY
     Niles, Ohio — RTI International Metals, Inc., (NYSE: RTI), announced today that it has entered into an agreement with a group of six banks establishing a $240 million revolving credit facility. The agreement has a five-year term expiring in 2012. Citigroup Global Markets, Inc. and PNC Capital Markets, Inc. served as Joint Lead Arrangers with Citibank, N.A. as the Administrative Agent and both Fifth Third Bank and PNC Bank National Association as Co-Syndication Agents.
     Dawne Hickton, Vice Chairman and Chief Executive Officer, commented: “We are very pleased with the clear showing of support and confidence from the banking community. This credit facility provides a solid foundation for the Company’s growth in the wake of our recently announced $1.1 billion supplemental contract with Airbus and our $2 billion contract extension with Lockheed Martin. We look forward to continuing to execute against our strategic plan to meet strong demand from our customers.”
     The facility replaces an existing $90 million credit facility that was set to mature in May of 2008. The new facility will be used to support the Company’s long-term growth following the announcement on September 17, 2007, of its intention to build a $300 million premium-grade sponge facility, as well as its previously announced $100 million facilities expansion.
     The statements in this release relating to matters that are not historical facts are forward-looking statements that may involve risks and uncertainties. Some of the factors that could cause actual results to differ from those expressed in or implied by forward-looking statements include, but are not limited to, the impact of global events on the commercial aerospace industry, estimated revenues from Airbus under its agreements with the Company, the successful completion of our capital expansion projects including the new sponge facility, continued military spending,
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October 1, 2007

global economic conditions, the competitive nature of the markets for specialty metals, the ability of the Company to obtain an adequate supply of raw materials, the expansion of the scope of U.S. Customs’ current investigation of the Company’s duty drawback claims beyond those claims currently identified as being under investigation, the potential imposition of fines and penalties by U.S. Customs, the results of the Company’s ongoing internal duty drawback investigation, the timing of the Company’s ability to participate in duty drawback in the future, the availability and relative strength of the commercial credit and public debt markets, and other risks and uncertainties included in the Company’s filings with the Securities and Exchange Commission. Actual results can differ materially from those forecasted or expected.
     RTI International Metals®, headquartered in Niles, Ohio, is a leading U.S. producer of titanium mill products and fabricated metal components for the global market. Through its various subsidiaries, RTI manufactures and distributes titanium and specialty metal mill products, extruded shapes, formed parts and engineered systems for aerospace, industrial, defense, energy, chemical and consumer applications for customers around the world. To learn more about RTI International Metals, Inc., visit our website at www.rtiintl.com.
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